Exhibit 99.1

News Release

Contact:                Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

AECOM Announces Closing of Initial Public Offering

Underwriters Exercise Over-Allotment Option in Full

LOS ANGELES (May 15, 2007) — AECOM Technology Corporation (NYSE: ACM) announced today the closing of its initial public offering at $20.00 per share of 40,422,500 shares of its common stock, which includes the exercise of the underwriters’ over-allotment option to purchase 5,272,500 shares.  Of the total shares sold in the offering, 15,261,203 were sold by stockholders of the company.  Proceeds to AECOM, net of underwriting discounts and commissions, were approximately $472,300,000, of which approximately $75,400,000 will be used to fund elections by employees to diversify their holdings in the company’s stock purchase plan.  Proceeds to the selling stockholders, net of underwriting discounts and commissions, were approximately $286,500,000.

The shares are listed on the New York Stock Exchange under the symbol “ACM.”

Morgan Stanley, Merrill Lynch, and UBS Investment Bank acted as joint book running managers for the offering.  Copies of the final prospectus relating to the offering may be obtained from Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200, by telephone at (212) 761-6775, or by e-mailing prospectus@morganstanley.com.  You may also obtain the prospectus on the Securities and Exchange Commission’s website at http://www.sec.gov.

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities and environmental.  With more than 30,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM companies provide a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and has annual revenue of approximately $3.4 billion.  More information on AECOM and its services can be found at www.aecom.com.

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